Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Joint Stock Company Kaspi.kz

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Common shares, no par value, represented by American depositary shares, issuable under the Long-term Incentive Plan(3)	Rule 457(h)	7,575,000	$92.00	$696,900,000	.00014760	$102,862.44

Total Offering Amounts					$696,900,000		$102,862.44

Total Fee Offsets							—

Net Fee Due							$102,862.44

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional common shares or American depositary shares (“ADSs”) that become issuable under the Long-term Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase to the number of outstanding common shares or ADSs.

(2)

Pursuant to Rule 457(h) under the Securities Act, and solely for the purposes of calculating the amount of the registration fee, the maximum aggregate offering price is based on the initial public offering price of $92.00 per ADS.

(3)	ADSs are registered under a separate registration statement on Form F-6 (File No. 333-276302). Each ADS represents one common share.